UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒  Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Multi-Asset Income Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nuveen Closed-End Funds Announce Leading Independent Proxy Advisory Firm, Glass Lewis, Fully Supports Nuveen’s Board Nominees

NEW YORK, May 13, 2024 – The Boards of Trustees of certain Nuveen closed-end funds announced today that Glass Lewis, a leading independent proxy advisory firm, recommended that shareholders vote on the WHITE proxy cards FOR all of the Board Nominees of Nuveen Real Asset Income and Growth Fund (NYSE: JRI), Nuveen Core Plus Impact Fund (NYSE: NPCT), Nuveen Multi-Asset Income Fund (NYSE: NMAI) and Nuveen Variable Rate Preferred & Income Fund (NYSE: NPFD) (the “Funds”) in connection with the Funds’ annual meetings, scheduled to be held on May 15, 2024.

Glass Lewis specifically recommended that shareholders vote FOR all of the Boards’ qualified Trustees: Joanne T. Medero, Albin F. Moschner, Loren M. Starr, Matthew Thornton III and Margaret L. Wolff.

In making its recommendation for Nuveen’s nominees, Glass Lewis rejected the nominee submitted by dissident shareholder, Saba Capital Management, L.P. (“Saba”).

“We appreciate Glass Lewis for its recognition of Nuveen’s stewardship and deep commitment to advancing the interests of shareholders. Our Trustees are highly qualified and devoted to ensuring that each of these funds achieves their investment objective and delivers the attractive, reliable distributions that matter most to closed-end fund investors. Glass Lewis recognized that the dissident’s candidate had no credible experience or plan, and that the true aim of this fight is to force short-term changes that would harm the funds and their shareholders in the long term. We thank Glass Lewis for its clarity and sound guidance, and we appreciate the support from shareholders as we continue to protect their best interests,” said Dave Lamb, Head of Nuveen Closed-End Funds.

Important statements by Glass Lewis1 in issuing its voting recommendations FOR the Funds’ Board Nominees include:

The Funds’ Trustees Have Taken Actions to Protect and Advance the Interests of All Shareholders

•

“…the incumbent trustees of the Funds have demonstrated a reasonable level of attention and awareness regarding matters pertaining to the Fund’s discount to NAV. We understand that the board and trustees of each Fund have considered and taken a variety of steps in connection with efforts to reduce the discount to NAV.”

[1]	Permission to quote from the Glass Lewis report was neither sought nor obtained.

Saba Has Not Offered a Compelling Plan to Create Value for Fund Shareholders

•	“…it appears that Saba has not offered anything approaching a thorough or meaningful analysis of Fund discounts to NAV relative to peer funds or other relevant benchmarks.”

•	“…Saba has not offered any substantive arguments to justify the removal of specific individual trustees or to oppose the election of any of the Management Nominees, in our view.”

Saba’s Unqualified Nominee Has No Board Experience and No Expertise in Closed-End Funds

•

“…we do have some outstanding concern that Saba’s nominee lacks prior closed-end fund experience and does not appear to have any prior experience serving on the board of a publicly listed investment fund or publicly traded company.”

•	“While Saba states that the Dissident Nominee would seek to reduce the Fund’s discount to NAV if elected, we have not seen the Dissident offer a credible plan to do so here.”

•

“Of course, there is also our concern that Saba may have a short-term interest in pursuing a liquidity event at the Fund, potentially in a manner that could negatively impact the interests of long-term shareholders, in our view.”

•	“Ultimately, without a good reason to elect Saba’s nominee, we do not believe it would be in the best interests of all shareholders to do so.”

PROTECT YOUR FUND AND YOUR INVESTMENT

VOTE FOR YOUR TRUSTEES ON THE WHITE PROXY CARD TODAY.

Do not sign or return any card sent to you by Saba, even to vote “against” or to “withhold” or to “abstain” with respect to the dissident’s proposals. Only your latest dated proxy will be counted.

If you have any questions about the proposals or the voting instructions, please feel free to contact Georgeson LLC, the Funds’ proxy solicitor, at (866) 357-3956 for JRI, (866) 357-1928 for NPCT, (866) 357-4425 for NMAI, and (866) 410-5798 for NPFD.

For more information, please visit Nuveen’s CEF homepage www.nuveen.com/closed-end-funds or contact:

Financial Professionals:

800-752-8700

Investors:

800-257-8787

Media:

media-inquiries@nuveen.com

About Nuveen

Nuveen, the investment manager of TIAA, offers a comprehensive range of outcome-focused investment solutions designed to secure the long-term financial goals of institutional and individual investors. Nuveen has $1.2 trillion in assets under management as of 31 Mar 2024 and operations in 27 countries. Its investment specialists offer deep expertise across a comprehensive range of traditional and alternative investments through a wide array of vehicles and customized strategies. For more information, please visit www.nuveen.com.

Nuveen Securities, LLC, member FINRA and SIPC.

The information contained on the Nuveen website is not a part of this press release.

EPS-3573495PR-E0524W

###